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                                                                       Exhibit 7

                              SHAREHOLDER AGREEMENT

        This Shareholder Agreement (the "Agreement"), dated as of May __, 2000, is by and between ___________________________________, a shareholder (the
"Shareholder") of PhotoLoft.com, a Nevada corporation (the "Company"), and Intellect Capital Group, LLC, a Delaware limited liability company ("ICG"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Purchase Agreement or the Letter Agreement, as applicable (each as defined below).

        Whereas, ICG and the Company have agreed to enter into a Stock Purchase Agreement, dated as of April 18, 2000 and executed as of the date hereof (the "Purchase Agreement") whereby the Company shall issue to ICG shares of the Company's Series B Preferred Stock convertible into a number of shares of the Company's Common Stock (the "Conversion");

        WHEREAS, the Purchase Agreement is supplemented by a Letter Agreement dated the date hereof ("Letter Agreement") which sets forth certain obligations of the Company to ICG relating to the Conversion, including the requirement that the Company amend its Articles of Incorporation to increase the number of its authorized shares of Common Stock from 50,000,000 to 200,000,000 ("Amendment");

        WHEREAS, the Amendment requires the approval of at least a majority of the outstanding shares of the Company's Common Stock;

        WHEREAS, the Shareholder owns the number of shares of Company Common Stock set forth beneath the Shareholder's signature (the "Shares"); and

        WHEREAS, in consideration of the substantial risks and expenses incurred and to be incurred by ICG in connection with the Purchase Agreement and the Letter Agreement, the Shareholder, solely in such Shareholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                1. AGREEMENT TO VOTE SHARES. Shareholder shall vote or cause to be voted, or execute a written consent with respect to, the Shares then held of record or beneficially owned, directly or indirectly, by such Shareholder in favor of the Amendment either at a meeting of the shareholders of the Company at which such Amendment is considered and at every adjournment thereof or in connection with every proposal to take action by written consent with respect thereto.

                2. NO VOTING TRUSTS. Shareholder agrees that Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Agreement,

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                3.      REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.
Shareholder represents and warrants to and agrees with ICG as follows:

        a. CAPACITY. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

        b. BINDING AGREEMENT. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        c. NON-CONTRAVENTION. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Shareholder.

        d. OWNERSHIP OF SHARES. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex A hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

                4. SPECIFIC PERFORMANCE AND REMEDIES. Shareholder acknowledges that it will be impossible to measure in money the damage to ICG if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, ICG will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that ICG has an adequate remedy at law. Shareholder agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with ICG's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, ICG shall have the right to inform any third party that ICG reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of ICG hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with ICG set forth in this Agreement may give rise to claims by ICG against such third party.

                5.      TERM OF AGREEMENT; TERMINATION.

        a.      The term of this Agreement shall commence on the date hereof.

        b. This Agreement shall terminate upon the date, if any, of the termination of the Purchase Agreement prior to the Conversion Date in accordance with its terms. Upon such termination, no party shall have any farther obligations or liabilities

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hereunder; PROVIDED HOWEVER, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

                6. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                7. NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         IF TO ICG:


                             Intellect Capital Group, LLC
                             11111 Santa Monica Blvd.
                             Suite 650
                             Los Angeles, California 90025
                             Attention:  Terren S. Peizer
                             Facsimile: (310) 479-2959

        WITH A COPY TO:

                             Manatt, Phelps & Phillips, LLP
                             11355 West Olympic Blvd.
                             Los Angeles, California  90064
                             Attention:  Robert Platt, Esq.
                             Facsimile:  (310) 312-4224

         IF TO THE SHAREHOLDER:

                           ___________________________________
                           ___________________________________
                           ___________________________________
                           Attention: ________________________
                           Facsimile: ________________________



                8.      MISCELLANEOUS.

        a. SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or

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unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

        b. CAPACITY. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director or officer, if applicable, of the Company.

        c. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        d. HEADINGS. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

        e. CHOICE OF LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

                9. ATTORNEY'S FEES. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.


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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first written above.

                                  INTELLECT CAPITAL GROUP, LLC


                                  By: _______________________________
                                       Terren S. Peizer
                                       Chief Executive Officer


                                  SHAREHOLDER:


                                  _______________________________
                                  (Print or type name)



                                  _______________________________
                                  (Signature)


                                  _______________________________
                                  Shares